Executive Incentive
Compensation Plan

December 15, 2011

Effective January 1, 2012

Policy Information

Document Title:
Content Owner:
Certification of Compliance Contact:
Policy Category:
FHLBank-Level Approver:
Board-Level Approver:
Review Frequency:
Initial Effective Date:
Last Review Date:
Next Review Date:
Executive Incentive Compensation Plan Director of HRA N/A FHLBank Policy Policy Oversight Group Full Board (Compensation) Annually 1/1/2012 N/A 12/2012

Table of Contents

	1.0	Plan Objectives	2
	2.0	Definitions	3
	3.0	Eligibility	4
	4.0	Total Base Opportunity	6
	5.0	Performance Measures	6
	6.0	Final Award Determination	7
	7.0	Distribution of Final Awards	8
	8.0	Plan Communication	8
	9.0	Administrative Control	9
	10.0	Miscellaneous Conditions	9
		Appendices	15
1.0	Plan Objectives

1.1 The purpose of the Federal Home Loan Bank of Topeka Executive Incentive Compensation Plan is to:

1.1.1 Promote consistently high value creation for FHLBank Topeka members by promoting the long-term growth and profitability of FHLBank Topeka in accordance with the achievement of its long-term strategic objectives and mission;

1.1.2 Promote the mission and financial performance of FHLBank Topeka by providing incentives to key employees for accomplishing annual goals that are aligned with FHLBank Topeka’s mission and business objectives;

1.1.3 Promote key employee loyalty and dedication to FHLBank Topeka and its strategic objectives by rewarding performance that facilitates the growth and financial stability and success of FHLBank Topeka; and

1.1.4 Enhance FHLBank Topeka’s capacity to attract, retain, and motivate key employees by offering competitive short-term and long-term total incentive compensation opportunities, including those Deferred Incentive opportunities provided in Plan Section 2.1.7, to key employees who are also vital to FHLBank Topeka’s future success.

1.1.5 Payments awarded under this Plan, when combined with base salary and other benefits, are designed to provide competitive total compensation to key employees for achieving FHLBank Topeka’s desired strategic objectives.

1.2 The Plan is a cash-based annual incentive plan with a long-term deferral component that establishes individual incentive compensation award opportunities related to achievement of performance objectives by FHLBank Topeka and by Participants during Performance Periods.

2.0 Definitions

2.1 When used in this Plan, the following words and phrases shall have the following meaning:

2.1.1 Base Performance Period means the period over which FHLBank Topeka’s performance is measured based on parameters set forth in the Target Document, and over which a Cash Incentive can be earned and vested;

2.1.2 Board means FHLBank Topeka’s Board of Directors;

2.1.3 Cash Incentive means the portion of the Total Base Opportunity that is not the Deferred Incentive, and becomes payable to the Participant (i) no later than 2 1/2 months following the later of the end of the Base Performance Period upon achievement of the Performance Measures, or (ii) as soon as practicable after a determination of the director of the FHFA that the director will not act upon his authority to prohibit compensation that is not reasonable and comparable to compensation paid to executives at other financial institutions.

2.1.4 Cause has the meaning given to it in Section 10.4c;

2.1.5 CEO means the Chief Executive Officer of FHLBank Topeka;

2.1.6 Compensation Committee means the Compensation Committee of the Board;

2.1.7 Deferred Incentive means 50% of the Total Base Opportunity, which shall be deferred for the Deferral Performance Period and is subject to adjustment based upon the extent of achievement of the Performance Measures during the Deferral Performance Period as set forth in the Target Document for a Performance Period;

2.1.8 Deferral Performance Period is the three-year period over which FHLBank Topeka’s performance is measured based on parameters set forth in the Target Document and during which a Deferred Incentive can be earned;

2.1.9 Disability has the meaning given to it in Section 10.4.a;

2.1.10 Extraordinary Occurrences means those events that, in the opinion and discretion of the Compensation Committee, are outside the significant influence of the Participant or FHLBank Topeka and are likely to have a significant unanticipated effect, whether positive or negative, on FHLBank Topeka’s operating and/or financial results;

2.1.11 FHFA means the Federal Housing Finance Agency or any successor;

2.1.12 FHLBank Topeka means the Federal Home Loan Bank of Topeka;

2.1.13 Final Award means either the Cash Incentive amount ultimately paid to a Participant under the Plan for a Base Performance Period or a Deferred Incentive ultimately paid to a Participant under the Plan for a Deferral Performance Period, as otherwise applicable herein;

2.1.14 Participant means a person who is eligible to take part in the Plan for the designated Performance Period as determined by the Board;

2.1.15 Participation Agreement means the agreement between FHLBank Topeka and a Participant, the terms of which govern a Participant’s participation in this Plan, an example of which is set forth in Appendix A;

2.1.16 Performance Measure means each performance factor that is taken into consideration under the Plan in determining the value of a Final Award;

2.1.17 Performance Periods means the Base Performance Period and the Deferral Performance Period;

2.1.18 Plan means the Federal Home Loan Bank of Topeka Executive Incentive Compensation Plan;

2.1.19 Plan Award means an amount that is provisionally determined at the end of the Base Performance Period for the Cash Incentive and for the Deferred Incentive, subject to adjustment as provided in Section 6.4;

2.1.20 Retirement has the meaning given to it in Section 10.4b;

2.1.21 Target Document means the document in effect for a Performance Period, as approved and adopted by the Board, that sets forth the Total Base Opportunity, Performance Measures, and other applicable terms and conditions relevant to the operation of this Plan;

2.1.22 Termination of Service means the occurrence of any act or failure to act that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an employee of FHLBank Topeka;

2.1.23 Total Base Opportunity means the Plan Award that may be earned during a Base Performance Period and a Deferral Performance Period for achieving performance levels under each Performance Measure, including the Cash Incentive and the Deferred Incentive;

3.0 Eligibility

3.1 Individual employees eligible for participation in the Plan for each Base Performance Period and corresponding Deferral Performance Period will be recommended by the CEO to the Board for approval. In the case of the CEO, the Board has sole authority to approve the CEO’s eligibility during the applicable periods.

3.2 Eligibility shall be limited to a select group of key management or other highly-compensated employees (i.e., key employees), but normally will be further limited to the CEO and senior officers who are recommended as a Participant by the CEO. Other key employees may be recommended by the CEO to participate on a limited basis to address extraordinary performance and/or other criteria and considerations as approved by the Board.

3.3 There will be three levels of participation by eligible employees based on the eligible employee’s position and responsibility. The Board shall determine each Participant’s level of participation.

3.4 The list of Participants for each Base Performance Period and corresponding Deferral Performance Period shall be established by the Board.

3.5 An eligible employee shall become a Participant in the Plan through the signing of a Participation Agreement, and shall cease to be a Participant in the Plan upon Termination of Service, or through a violation of either of the following obligations:

a) Non-disclosure. During and as a result of the Participant’s employment with FHLBank Topeka, Participant is or will be making use of, acquiring knowledge of and/or adding to confidential or proprietary information relating to FHLBank Topeka and its affiliates, including, without limitation, FHLBank Topeka’s systems, procedures, policies, manuals, trade secrets, business plans, financial data, strategies, methods of conducting business, processes, procedures, standards, know-how, manuals, techniques, technology, confidential reports and all other information, knowledge, or data of any kind or nature relating to the products, services, or business of FHLBank Topeka (collectively, “Confidential Information”). As a material inducement to FHLBank Topeka to allow Participant to be eligible under the Plan, Participant shall not, at any time during or following the term of his employment with FHLBank Topeka, directly or indirectly, except in accordance with FHLBank Topeka policies, use, disseminate, divulge or disclose, for any purpose whatsoever, any Confidential Information.

b) Non-solicitation. In acknowledgement and recognition of the highly competitive and unique nature of FHLBank Topeka’s business, Participant shall not, during his or her continued employment and for the one-year period following Termination of Service, directly or indirectly, either by himself or herself or through others, as an individual, partner, employee, agent, officer, stockholder, or otherwise:

a. solicit, divert, take away, or attempt to take away the business of FHLBank Topeka’s present or past customers that otherwise exist at the time of termination, or such customers of any affiliated or related companies; and/or

b. solicit, hire, employ, or endeavor to employ any of FHLBank Topeka’s employees or independent contractors.

3.6 Remedies. By virtue of signing the Participation Agreement, Participant acknowledges and agrees to the terms and conditions of that Participation Agreement and the Plan and further acknowledges that FHLBank Topeka will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened, or attempted breach by the Participant of any provision of the Plan or the specific provisions of Section 3.5 above. Accordingly, in the event of a threatened, attempted or actual breach by Participant of any provision of the Plan, including but not limited to Section 3.5, in addition to all other remedies to which FHLBank Topeka is entitled at law, in equity or otherwise, Participant shall forfeit any and all further and unpaid Cash Incentive or Deferred Incentive that he or she would otherwise have been entitled to under the Plan, and/or FHLBank Topeka may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Plan Section 3.5. The foregoing remedies will not be deemed to be the exclusive rights or remedies of FHLBank Topeka for any breach of or noncompliance with the terms of this Plan, or the Participation Agreement signed by the Participant, but will be in addition to all other rights and remedies available to FHLBank Topeka at law, in equity, or otherwise.

4.0 Total Base Opportunity

4.1 For each Base Performance Period, the Board will present a Total Base Opportunity to Participants. The Total Base Opportunity is equal to a percentage of each Participant’s annual base salary at the beginning of the Base Performance Period. Certain key employees have a greater and more direct impact than others on the success of FHLBank Topeka; therefore, these differences are recognized by varying Total Base Opportunities for each Participant by level of participation.

4.2 The Total Base Opportunity is composed of the Cash Incentive and the Deferred Incentive each payable in accordance with Section 6.0. Such Deferred Incentive amount may increase or decrease in accordance with the achievement of Performance Measures as set forth in the Target Document in effect for the Performance Period.

5.0 Performance Measures

5.1 Three achievement levels will be defined for each Performance Measure:

Threshold: The minimum achievement level acceptable for the Performance Measure.

Target : The expected achievement level for the Performance Measure.

Maximum : The achievement level for the Performance Measure that substantially exceeds the Target level of achievement.

5.2 Performance between Threshold — Target, and Target — Maximum shall be calculated by linear interpolation of the achievement point in the applicable performance range, as determined by the Compensation Committee.

5.3 Performance Measures will be established by the Board.

5.4 Performance Measures for the Deferred Incentive and for the Cash Incentive shall be set forth in the Target Document then in effect.

6.0 Final Award Determination

6.1 Plan Awards are based on the achievement of performance goals as set forth in the Target Document and achievement of satisfactory levels of individual performance; provided, however, if FHLBank Topeka fails to achieve performance at or above threshold Performance Measures, the Compensation Committee has discretion to reduce or eliminate a Final Award for the Base Performance Period and for any Deferral Performance Period, if otherwise applicable under the circumstances.

6.2 Final Awards for a Base Performance Period or Deferral Performance Period are determined by the Compensation Committee promptly after the Base Performance Period or Deferral Performance Period based upon the Compensation Committee’s analysis of all applicable standards set forth herein and consideration of performance that is not captured in the Performance Measures. The Compensation Committee may also consider Extraordinary Occurrences when assessing performance results and determining Final Awards and may adjust the Performance Measures and/or Final Awards to ensure that the purpose of the Plan is served.

6.3 The above notwithstanding, the Compensation Committee may in its discretion reduce or eliminate a Final Award for any Base Performance Period or Deferral Performance Period under any of the following circumstances:

a) FHLBank Topeka receives a cumulative “3” or “4” rating in its FHFA examination in any single year in any single Base Performance Period or Deferral Performance Period.

b) The Board finds a serious, material safety-soundness problem, or a serious, material risk-management deficiency exists at FHLBank Topeka, or if: (i) operational errors or omissions result in material revisions to the financial results, information submitted to the FHFA, or to data used to determine incentive payouts; (ii) submission of material information to the SEC, Office of Finance, and/or FHFA is significantly past due, or (iii) FHLBank Topeka fails to make sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring or other supervisory findings.

c) During the most recent examination of FHLBank Topeka by the FHFA, the FHFA identified an unsafe or unsound practice or condition that is material to the financial operation of FHLBank Topeka within the Participant’s area(s) of responsibility and such unsafe or unsound practice or condition is not subsequently resolved in favor of FHLBank Topeka by the last day of the Base Performance Period or Deferral Performance Period, then all of a Participant’s vested and unvested Cash Incentive or Deferred Incentive may be forfeited.

d) Specific to each Participant only, such Participant does not achieve satisfactory individual achievement levels during the Deferral Performance Period. For purposes of the Plan, the determination of whether performance is deemed “satisfactory” is in the sole discretion of the Compensation Committee.

6.4 The Deferred Incentive shall be reduced by one-third for each year during the Deferral Performance Period in which FHLBank Topeka has negative net income, as defined and in accordance with Generally Accepted Accounting Principles.

7.0 Distribution of Final Awards

7.1 All Final Awards will be paid out in cash and will be subject to appropriate payroll tax withholdings.

7.2 No Deferred Incentive Final Award received by a Participant shall be considered as compensation for purposes of determining benefits under any employee benefit plan of FHLBank Topeka, except as otherwise determined by FHLBank Topeka. Cash Incentive Final Awards shall be considered as compensation for purposes of determining benefits under the employee benefit plans of FHLBank Topeka if the plan so provides.

7.3 Final Awards will be made as soon as practical following the end of the Base Performance Period or Deferral Performance Period, but no later than (i) 2 1/2 months following the later of the end of the applicable Base Performance Period or Deferral Performance Period, as applicable; or (ii) as soon as practicable after a determination of the director of the FHFA that the director will not act upon his authority to prohibit compensation that is not reasonable and comparable to compensation paid to executives at other financial institutions.

8.0 Plan Communication

8.1 The Compensation Committee, or its designee(s) shall communicate with Participant(s) regarding the Plan in accordance with the following schedule:

First quarter of the Base Performance Period: Communicate Performance Measures and identify Plan Participants for the Performance Periods.

First quarter of the Base Performance Period : Communicate Performance Measures and specific hurdles for the Performance Periods.

Annually : Interim assessments of progress towards achieving Performance Measures as set forth in the Target Document.

End of Performance Periods : Final assessment of FHLBank Topeka and individual performance during Performance Periods.

9.0 Administrative Control

9.1 Oversight of the Plan’s operation will be provided by the Compensation Committee. Administration of the Plan shall be provided by the Compensation Committee, with delegated authority to FHLBank Topeka’s CEO, Human Resources and Administration Department, or other employees as applicable.

9.2 The Compensation Committee, in consultation with the CEO, has full discretion and authority and is otherwise responsible for interpreting and applying the terms of the Plan. These interpretations and applications shall be final and binding.

10.0 Miscellaneous Conditions

10.1 Except as provided in Section 10.3, Participants must be employed by FHLBank Topeka on the final day of the Base Performance Period and/or the Deferral Performance Period, and otherwise not in violation of Section 3.5, to receive a Final Award, as applicable.

10.2 Employees of FHLBank Topeka who are hired, transferred, or promoted during the first six months of the Base Performance Period may be recommended for: (i) participation in the Plan or (ii) participation in the Plan at a level other than the one originally designated, in accordance with the Target Document then in effect, and receive a prorated Total Base Opportunity calculated as a percentage of the employee’s new base salary and/or level of participation at the time of the promotion.

10.3 Notwithstanding the provisions of Section 10.1, the following vesting provisions shall apply if a Participant incurs a Termination of Service (i) due to death, (ii) due to Disability, (iii) due to Retirement, or (iv) due to Termination of Service by FHLBank Topeka without Cause, as defined in Plan Section 10.4 below, during the Base Performance Period or Deferral Performance Period:

a) Pro-Rata Vesting of Total Base Opportunity during Base Performance Period

If a Participant terminates due to death, Disability, Retirement, or termination without Cause, and the Participant is employed for at least six months of the Base Performance Period, any portion of his or her Total Base Opportunity eligible to become earned in the Performance Periods in which the termination occurs, will, to the extent the Performance Measures for such Performance Periods are satisfied, be treated as earned and payable to the Participant or his or her beneficiary (as designated under a completed beneficiary designation, a sample of which is attached in Appendix B) in a pro rata manner equivalent to the period of time during the Performance Periods that the Participant participated in the Plan.

b) Vesting of Deferred Incentive during Deferral Performance Period

i) Death and Disability. Notwithstanding and/or in addition to Plan Section 10.3.a above, if a Participant terminates employment before the end of the Deferral Performance Period on account of death or Disability as defined in Plan Section 10.4.a, after completing six months of the initial Base Performance Period, the Participant’s Deferred Incentive shall be immediately 100% vested at the Target Performance Measure and payment of the Deferred Incentive shall be accelerated and will occur on or before March 15 of the year following the year in which death or Disability occurred.

ii) Retirement or Termination without Cause. If a Participant terminates employment due to Retirement or Termination of Employment by FHLBank Topeka without Cause, as defined in Plan Section 10.4.c below, the Participant’s Deferred Incentive shall be treated as vested to the Participant or his or her beneficiary (as designated under a completed Beneficiary Designation) in a pro rata manner equivalent to the period of time during the Deferral Performance Period that the Participant participated in the Plan based on the Performance Measure achieved at the end of the Deferral Performance Period. Such Deferred Incentive shall be paid no later than (i) 2 1/2 months following the end of the Deferral Performance Period, or (ii) as soon as practicable after a determination by the director of the FHFA that the director will not act upon his authority to prohibit compensation that is not reasonable and comparable to compensation paid to executives at other financial institutions.

Example 1:

Participant becomes Disabled on September 30 and (a) Participant’s Total Base Opportunity for the Base Performance Period would have been $100,000, and (b) Participant has $50,000 in Deferred Incentive opportunities from prior year(s).

(a) The Total Base Opportunity of $100,000 is reduced pro rata, to account for nine months of the Base Performance Period: $100,000 × 75% = $75,000 paid to Participant on or before March 15 following the Base Performance Period (to include $37,500 in Cash Incentive and $37,500 from accelerated Deferred Incentive).

(b) The $50,000 Deferred Incentive from the previous Deferral Performance Period is paid to the Participant (reflecting an assumed achievement of the Target Performance Measure), with the Final Award of the Deferred Incentive amount being paid no later than (i) 2 1/2 months following the end of the Deferral Performance Period, or (ii) as soon as practicable after a determination by the director of the FHFA that the director will not act upon his authority to prohibit compensation that is not reasonable and comparable to compensation paid to executives at other financial institutions.

Example 2:

Participant retires on September 30 and (a) the Participant’s Total Base Opportunity for the full year would have been $100,000, and (b) Participant has $100,000 in Deferred Incentive opportunities from prior year(s).

(a) The Participant’s Total Base Opportunity of $100,000 during the Base Performance Period is reduced pro rata: $100,000 × 75% = $75,000, with $37,500 in Cash Incentive being paid to the Participant on or before March 15 following the Base Performance Period, unless otherwise determined as of a later date by the FHFA director. The remaining $37,500 from the Base Performance Period represents the Deferred Incentive that is otherwise earned during the Deferral Performance Period, and is paid on or before the March 15 following the end of the Deferral Performance Period unless otherwise determined as of a later date by the FHFA director, based on the Performance Measures achieved during the Deferral Performance Period as applicable.

(b) The $100,000 Deferred Incentive from the previous Deferral Performance Period is determined based on the Participant’s months of participation in the Plan during the Deferral Performance Period in comparison to the total Deferral Performance Period in total, and based on the actual Performance Measure achieved for the Deferral Performance Period, with the Final Award of the Deferred Incentive amount being paid on or before March 15 of the following year after the end of the Deferral Performance Period, or as otherwise determined by the FHFA Director.

(c) Forfeiture upon voluntary termination or termination for Cause

In the case of the Participant’s voluntary termination or involuntary termination for Cause prior to the end of the Base Performance Period, 100% of the Total Base Opportunity shall be forfeited. In the case of the Participant’s involuntary termination for cause prior to the end of the Deferral Performance Period, 100% of the Deferred Incentive shall be forfeited.

10.4 For purposes of the Plan and this section the following definitions shall apply:

a) Disability means, as a result of the Participant’s incapacity due to physical or mental illness, the Participant has been absent from his or her duties with FHLBank Topeka for an aggregate of twelve out of fifteen consecutive months and, within thirty calendar days after a written notice of termination is thereafter given by FHLBank Topeka to the Participant, the Participant does not return to the full-time performance of the Participant’s duties.

b) Retirement means the planned and voluntary termination of the Participant’s employment, that being the date on which an employee is eligible for normal retirement under the terms of the Pentegra Defined Benefit Plan for Financial Institutions, as adopted by FHLBank Topeka.

c) Cause means (1) continued failure of the Participant to perform his or her duties with FHLBank Topeka (other than any such failure resulting from Disability), after a written demand for performance is delivered to the Participant; (2) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses); (3) willful engagement in any misconduct in the performance of his duty that materially injures FHLBank Topeka; or (4) removal of the Participant for cause by the FHFA pursuant to 12 U.S.C. 4636a, or by any successor agency to the FHFA pursuant to a similar statute.

10.5 The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in this Plan will confer on any employee the right to be retained in the service of FHLBank Topeka nor limit the right of FHLBank Topeka to terminate or otherwise deal with any employee.

10.6 The Board has the right to revise, modify, or terminate the Plan in whole or in part at any time or for any reason without the consent of any Participant.

10.7 No benefit or interest available under the Plan will be subject in any manner to anticipation or alienation and no Participant has any direct or indirect right to sell, transfer, assign, pledge, attach, garnish or otherwise encumber any anticipated Final Award and any effort(s) to do so shall be void and unenforceable, and FHLBank Topeka shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate a Final Award under the Plan.

10.8 The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of FHLBank Topeka for payment of any Final Award under this program.

10.9 Except to the extent superseded by laws of the United States, the laws of the State of Kansas will be controlling in all matters relating to the Plan without regard to the choice of law principles therein. The Plan and all Participant Agreements are intended to comply, and will be construed by FHLBank Topeka in a manner which they are exempt from or comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended. To the extent there is any conflict between a provision of the Plan and a provision of Code Section 409A, the applicable provision of Code Section 409A will control. The Plan and all Participation Agreements are intended to comply, and will be construed by FHLBank Topeka in a manner such that they comply with applicable provisions of Section 956 the Dodd-Frank Act, including the proposed rules at 12 CFR §1232, or any successor rules or applicable guidance issued by the FHFA.

10.10 The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.

10.11 This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.

10.12 The individual members of the Board and Compensation Committee will, in accordance with FHLBank Topeka’s by-laws and other Board governance, be indemnified and held harmless by FHLBank Topeka with respect to any alleged breach of responsibilities performed or to be performed hereunder. In addition, notwithstanding any other provision of the Plan, neither FHLBank Topeka nor any individual acting as an employee or agent of FHLBank Topeka will be liable to a Participant for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.

10.13 If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Compensation Committee may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this section will be a payment for the account of such person and a complete discharge of any liability of FHLBank Topeka and the Plan.

10.14 Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person relying on the evidence considers pertinent and reliable, and which is signed, made, or presented by the proper party or parties.

10.15 Any action required of or permitted by FHLBank Topeka under the Plan will be made by the Compensation Committee through delegated authority of the Board, or its designated authorities or individual designee(s), as authorized pursuant to this Plan.

10.16 In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.

10.17 A Participant, or any other person entitled to benefits under the Plan, must furnish the Compensation Committee with any and all documents, evidence, data, or other information the Compensation Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true, and complete data, evidence or other information to the Compensation Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Compensation Committee.

10.18 The Plan will be binding upon and inure to the benefit of FHLBank Topeka and its successors and assigns, and the successors, assigns, designees, and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of FHLBank Topeka, but nothing in the Plan will preclude FHLBank Topeka from merging or consolidating into or with or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of FHLBank Topeka hereunder. FHLBank Topeka agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of FHLBank Topeka, the term “FHLBank Topeka” will refer to such other organization and the Plan will continue in full force and effect.

Appendix A

Participation Agreement

Participant:	Social Security No.:
Address:	Date of Birth:

1.	Agreement to Participate. The Participant (identified above and sometimes hereinafter referred to as “I”) hereby agrees to become a Participant in the Federal Home Loan Bank of Topeka Executive Incentive Compensation Plan (the “Plan”).

2.	Acknowledgements: I hereby acknowledge the following: (1) I have received and reviewed a copy of the Plan; (2) all benefits under the Plan remain subject to the claims of the general creditors of Federal Home Loan Bank of Topeka (“FHLBank Topeka”), and in the event of the bankruptcy, insolvency, or any similar situation involving FHLBank Topeka, I acknowledge that I would have the rights of a general unsecured creditor with respect to the benefits under the Plan; (3) that any right to benefits hereunder are subject to the specific terms and conditions of the Plan, including any specific Performance Measures set forth therein or in the Target Document; (4) no benefits will be paid under the Plan if I am terminated for “Cause” as set forth in the Plan Section 10.4.c; (5) no benefits will be paid under the Plan or other remedies may be available to FHLBank Topeka if I violate or fail to fulfill the non-disclosure or non-solicitation provisions set forth under Section 3.5 in the Plan, if applicable; (6) the benefits of the Plan may be subject to FICA taxes before such amounts are actually paid to me; and (7) all amounts received under the Plan shall be taxable to me as ordinary income.

IN WITNESS WHEREOF, I have executed this Participation Agreement as of the date set forth below.

Date      , 20

Signature of Participant

Received and acknowledged this day of      , 20 .

FEDERAL HOME LOAN BANK OF TOPEKA

By:
Print Name:
Print Title:

“FHLBank Topeka”

Appendix B
BENEFICIARY DESIGNATION
CAREFULLY READ THE INSTRUCTIONS FOUND AT THE END
OF THIS FORM BEFORE PROCEEDING.

Participant:	Social Security No.:
Address:	Date of Birth:

The Participant hereby designates the following individual(s) or entity(ies) as his or her beneficiary(ies) pursuant to the terms of the Executive Incentive Compensation Plan of Federal Home Loan Bank of Topeka (“FHLBank Topeka”) [Insert Name, Social Security Number, Relationship, Date of Birth and Address of Individuals and/or fully identify any trust beneficiary by the Name of the Trust, Date of Execution of the Trust, the Trustee’s Name, the address of the trust, and the employer identification number of the trust]:

Primary Beneficiary(ies)	SSN/Tax I.D.
Contingent Beneficiary(ies)

The Participant hereby reserves the right to change this Beneficiary Designation, and any such change shall be effective when the Participant has executed a new or amended Beneficiary Designation form, and the receipt of such form has been acknowledged by FHLBank Topeka, all in such manner as specified by FHLBank Topeka from time to time, or on a future date specified by any such new or amended Beneficiary Designation form.

IN WITNESS WHEREAS, the Participant has executed this Beneficiary Designation on the date designated below.

Date:

Signature of Participant

Received

FEDERAL HOME LOAN BANK OF TOPEKA
Date:
By:
Print Name:
Print Title:

INSTRUCTIONS FOR COMPLETION

OF BENEFICIARY DESIGNATION FORM

As a participant in the Federal Home Loan Bank of Topeka Executive Incentive Compensation Plan (the “Plan”), you may be entitled to have certain benefits paid to a designated beneficiary under the Plan in the event of your death. We recommend that you consult your attorney concerning the completion of this form to assure that the desired federal tax consequences are achieved.

The originally-signed copy of this form must be mailed or delivered to FHLBank Topeka at the following address: Federal Home Loan Bank of Topeka, One Security Benefit Pl., Suite 100, P.O. Box 176, Topeka KS 66601-0176, and to the attention of Mr. Kurt Burger. You should also make and keep one copy of the form, and it should be kept with your other important documents.

If no Primary Beneficiary is alive when the payment becomes due, the benefits will be paid in equal shares to those of the Contingent Beneficiaries who are alive when the payment becomes due.

If you fail to designate a beneficiary, or if no designated beneficiaries are alive when the payment becomes due, or if insufficient information is available to reasonably determine your intent, the death benefits under the Plan will be paid to your estate.

THIS BENEFICIARY DESIGNATION DOES NOT ALTER OR MODIFY THE PROVISIONS OF THE PLAN. IN THE EVENT THAT THIS BENEFICIARY DESIGNATION FORM INADVERTENTLY CONFLICTS WITH THE PROVISIONS OF THE PLAN, THE PROVISIONS OF THE PLAN SHALL CONTROL.